UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2020

Outlook Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37759	38-3982704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4260 U.S. Route 1 Monmouth Junction, New Jersey	08852
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 619-3990

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities pursuant to Section 12 (b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	OTLK	The Nasdaq Stock Market LLC
Series A Warrants	OTLKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☒

Item 1.01	Entry into a Material Definitive Agreement

On May 22, 2020, Outlook Therapeutics, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Syntone Ventures LLC (“Purchaser”), a U.S. affiliate of Syntone Technologies Group Co. Ltd. (“Syntone”), a PRC company, pursuant to which the Company agreed to sell and issue, in a private placement, an aggregate of 16,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, at a purchase price of $1.00 per share, for aggregate gross proceeds to the Company of $16.0 million.

In connection with the entry into the Purchase Agreement, the Company and Syntone entered into a joint venture agreement, pursuant to which they agreed to form a PRC joint venture that will be 80% owned by Syntone and 20% owned by the Company. Once formed, the Company intends to enter into a royalty-free license for the development, commercialization and manufacture of the Company’s product candidate, ONS-5010 / LYTENAVA™ (bevacizumab-vikg) in the greater China market, which includes Hong Kong, Taiwan and Macau, with the PRC joint venture.

The closing of the sale of the Shares is subject to customary closing conditions and is expected to occur within five business days.

The Company intends to use net proceeds for working capital and general corporate purposes, including in support of its ONS-5010 development program, with approximately $0.9 million of the proceeds used to fund its initial capital contribution to the PRC joint venture. The Company expects to be required to make an additional capital contribution to the PRC joint venture of approximately $2.0 million within the next four years.

The Purchase Agreement provides that neither Purchaser nor its affiliates, without the Company’s prior written consent and subject to certain conditions and exceptions, among other things, directly or indirectly will acquire additional shares of the Company’s outstanding common stock, seek or propose a tender or exchange offer, merger or other business combination involving the Company, solicit proxies or consents with respect to any matter, or undertake other specified actions related to the potential acquisition of additional equity interests in the Company (collectively, the “Standstill Restrictions”). The Standstill Restrictions will expire on the earlier of (a) the three-year anniversary of the closing of the sale of the Shares and (b) the date that Purchaser beneficially owns less than 5% of the Company’s common stock.

The Purchase Agreement also provides that until the first anniversary of the closing of the sale of the Shares, Purchaser will hold and not sell any of the Shares, subject to certain exceptions, and from the one-year anniversary of the closing through the two-year anniversary of the closing, that Purchaser will hold and will not sell at least 50% of the Shares, subject to certain exceptions. In addition, following the initial holding period, Purchaser agreed to certain volume restrictions with respect to resales of Shares. The Company also agreed to register the Shares for resale (both demand, beginning three years after the closing, and piggyback, following expiration of the initial one-year lock-up period) if Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), is not available for the resale of such Shares without any volume or manner of sale restrictions.

In addition, the Company granted Purchaser a general right of first offer to participate in future capital raising transactions, among others, for a period of three-years following the closing of the sale of the Shares, and provided Purchaser the right to designate one nominee to its Board of Directors for so long as it owns at least 10% of the Company’s common stock, and for one-year period thereafter (so long as it beneficially owns at least 5% during such one-year period). Purchaser is expected to provide written notice of its designee within 30 days of the closing of the sale of the Shares.

The Shares are being offered by the Company pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. In connection with Purchaser’s execution of the Purchase Agreement, Purchaser represented to the Company that it is an “accredited investor” as defined in the Securities Act, among other items.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K to the extent required by this Item 3.02 is incorporated herein by reference.

Item 8.01	Other Events

On May 26, 2020, the Company issued a press release announcing the various transactions described herein. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated May 22, 2020, by and between the Company and Syntone Ventures LLC.
99.1	Press Release dated May 26, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Outlook Therapeutics, Inc.

Date: May 28, 2020	By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Chief Executive Officer and Chief Financial Officer